EXHIBIT 99

ENTERA BIO LTD.
2018 EQUITY INCENTIVE PLAN

Section 1. Purpose. The purpose of the Entera Bio Ltd. 2018 Equity Incentive Plan (the “Plan”) is to motivate and reward those employees, directors, consultants and advisors of Entera Bio Ltd. (the “Company”) and its Affiliates to perform at the highest level and to further the best interests of the Company and its shareholders. Capitalized terms not otherwise defined herein are defined in Section 21.

Section 2. Eligibility.

(a)                        Any employee, Non-Employee Director, consultant or other advisor of the Company or any subsidiary shall be eligible to be selected to receive an Award under the Plan.

(b)                        Holders of equity compensation awards granted by a company acquired by the Company (or whose business is acquired by the Company) or with which the Company combines are eligible for grants of Replacement Awards under the Plan.

Section 3. Administration.

(a)                        The Plan shall be administered by the Board, provided that the Board may delegate authority to administer the Plan, as allowed under Applicable Law and the Articles of Association of the Company, to the Committee (the Board and the Committee shall be referred to herein as the “Administrator” as applicable). The Committee shall be appointed by the Board and shall consist of not less than two directors of the Board. The Board may designate one or more directors as a subcommittee who may act for the Committee if necessary to satisfy the requirements of this Section. The Board may issue rules and regulations for administration of the Plan.

(b)                        Subject to the terms of the Plan and Applicable Law, the Administrator shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards (including Replacement Awards) to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, Shares, other Awards, other property, net settlement (including broker-assisted cashless exercise) or any combination thereof, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended (including as the result of any change to the scope of employment, service or engagement of a Participant on previously granted Awards); (vi) determine whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award under the

Plan shall be deferred either automatically or at the election of the holder thereof or of the Administrator; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (ix) authorize conversion or substitution under the Plan of any or all Awards or Shares and to cancel or suspend Awards, as necessary, provided that, if such action is not specifically allowed under the terms of this Plan, any material harm to the interests of the Participants shall be subject to consent from the Participants; (x) authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Award previously granted by the Board; and (xi) make any other determination and take any other action that the Administrator deems necessary or desirable for the administration of the Plan.

(c)                        All decisions of the Administrator shall be final, conclusive and binding upon all parties, including the Company, its shareholders and Participants and any Beneficiaries thereof.

Section 4. Shares Available for Awards.

(a)                        Subject to adjustment as provided in Section 4(c), the maximum number of Shares available for issuance under the Plan shall not exceed 1,371,398 Shares; provided that, starting on January 1, 2019, on January 1 of each year, the total number of Shares available for issuance under the Plan will be increased by an amount equal to the lesser of (i) 5% of the Company’s outstanding Shares on December 31 of the immediately preceding year or (ii) such number of Shares as determined by the Board in its discretion. Shares underlying Replacement Awards and Shares remaining available for grant under a plan of an acquired company or of a company with which the Company combines, appropriately adjusted to reflect the acquisition or combination transaction, shall not reduce the number of Shares remaining available for grant hereunder.

(b)                        Any Shares subject to an Award or to an equity-based award granted under a prior plan of the Company (other than a Replacement Award and any Award granted out of the authorized shares of an acquired plan), that expires, is canceled, forfeited or otherwise terminates without the delivery of such Shares, including any Shares subject to such Award or award to the extent that such Award or award is settled without the issuance of Shares, shall again be, or shall become, available for issuance under the Plan. Any Shares surrendered or withheld in payment of any grant, acquisition or exercise price of such Award or award or taxes related to such Award or award shall not become available for issuance under the Plan.

(c)                        In the event that, as a result of any dividend or other distribution (whether in the form of cash, Shares or other securities), recapitalization, share split, reverse share split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to acquire Shares or other securities of the Company, issuance of

Shares pursuant to the anti-dilution provisions of securities of the Company, or other similar corporate transaction or event affecting the Shares, or of changes in Applicable Law, regulations or accounting principles, an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Administrator shall, subject to Section 18, adjust equitably any or all of:

(i)        the number and type of Shares (or other securities) which thereafter may be made the subject of Awards, including the aggregate and individual limits specified in Section 4(a);

(ii)        the number and type of Shares (or other securities) subject to outstanding Awards; and

(iii)        the grant, acquisition, exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award;

provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number (and to the extent required by law or tax regulations, fractional Shares shall be rounded down).

(d)                        Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or Shares acquired by the Company.

Section 5. Options. The Administrator is authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Administrator shall determine.

(a)                        The exercise price per Share under an Option shall be determined by the Administrator; provided, however, that, except in the case of Replacement Awards, such exercise price shall not be less than the Fair Market Value of a Share on the date of grant of such Option.

(b)                        The term of each Option shall be fixed by the Administrator but shall not exceed 10 years from the date of grant of such Option.

(c)                        The Administrator shall determine the time or times at which an Option may be exercised in whole or in part.

(d)                        The Administrator shall determine the methods by which, and the forms in which payment of the exercise price with respect thereto may be made or deemed to have been made, including cash, Shares, other Awards, other property, net settlement (including broker-assisted cashless exercise) or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price.

Section 6. Share Appreciation Rights. The Administrator is authorized to grant SARs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Administrator shall determine.

(a)                        SARs may be granted under the Plan to Participants either alone (“freestanding”) or in addition to other Awards granted under the Plan (“tandem”).

(b)                        The exercise price per Share under a SAR shall be determined by the Administrator; provided, however, that, except in the case of Replacement Awards, such exercise price shall not be less than the Fair Market Value of a Share on the date of grant of such SAR (or if granted in connection with an Option, on the grant date of such Option).

(c)                        The term of each SAR shall be fixed by the Administrator but shall not exceed 10 years from the date of grant of such SAR.

(d)                        The Administrator shall determine the time or times at which a SAR may be exercised or settled in whole or in part.

(e)                        Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of Shares subject to the SAR multiplied by the excess, if any, of the Fair Market Value of one Share on the exercise date over the exercise price of such SAR. The Company shall pay such excess in cash, in Shares valued at Fair Market Value, or any combination thereof, as determined by the Administrator.

Section 7. Restricted Shares and RSUs. The Administrator is authorized to grant Awards of Restricted Shares and RSUs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Administrator shall determine.

(a)                        The applicable Award Document shall specify the vesting schedule and, with respect to RSUs, the delivery schedule (which may include deferred delivery later than the vesting date) and whether the Award of Restricted Shares or RSUs is entitled to dividends or dividend equivalents, voting rights or any other rights.

(b)                        Restricted Shares and RSUs shall be subject to such restrictions as the Administrator may impose (including any limitation on the right to vote a Restricted Share or the right to receive any dividend, dividend equivalent or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Administrator may deem appropriate. Without limiting the generality of the foregoing, if the Award relates to Shares on which dividends are declared during the period that the Award is outstanding, the Award shall not provide for the payment of such dividend (or a dividend equivalent) to the Participant prior to the time at which such Award, or applicable portion thereof, becomes nonforfeitable, unless otherwise provided in the applicable Award Document.

(c)                        Restricted Shares granted under the Plan may be evidenced in such manner as the Administrator may deem appropriate, including book-entry registration or issuance of a share certificate or certificates. In the event that any share certificate is issued in respect Restricted Shares granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Share.

(d)                        The Administrator may determine the form or forms (including cash, Shares, other Awards, other property or any combination thereof) in which payment of the amount owing upon settlement of any RSU Award may be made.

Section 8. Performance Awards. The Administrator is authorized to grant Performance Awards to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Administrator shall determine.

(a)                        Performance Awards may be denominated as a cash amount, a number of Shares or a combination thereof and are Awards which may be earned upon achievement or satisfaction of performance conditions specified by the Administrator. In addition, the Administrator may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Administrator. The Administrator may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. Subject to the terms of the Plan, the performance goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance Award granted and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Administrator. If the Performance Award relates to Shares on which dividends are declared during the Performance Period, the Performance Award shall not provide for the payment of such dividend (or dividend equivalent) to the Participant prior to the time at which such Performance Award, or the applicable portion thereof, is earned.

(b)                        Performance criteria may be measured on an absolute (e.g., plan or budget) or relative basis, and may be established on a corporate-wide basis or with respect to one or more business units, divisions, subsidiaries or business segments. Relative performance may be measured against a group of peer companies, a financial market index or other acceptable objective and quantifiable indices. If the Administrator determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or other events or circumstances render the performance objectives unsuitable, the

Administrator may modify the minimum acceptable level of achievement, in whole or in part, as the Administrator deems appropriate and equitable. Performance objectives may be adjusted for material items not originally contemplated in establishing the performance target for items resulting from discontinued operations, extraordinary gains and losses, the effect of changes in accounting standards or principles, acquisitions or divestitures, changes in tax rules or regulations, capital transactions, restructuring, nonrecurring gains or losses or unusual items. Performance measures may vary from Performance Award to Performance Award, and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative. The Administrator shall have the power to impose such other restrictions on Awards subject to this Section 8(b) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements of any Applicable Law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

(c)                        Settlement of Performance Awards; Other Terms. Settlement of Performance Awards shall be in cash, Shares, other Awards, other property, net settlement or any combination thereof, as determined in the discretion of the Administrator. Performance Awards will be settled only after the end of the relevant Performance Period. The Administrator may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with a Performance Award.

Section 9. Other Share-Based Awards. The Administrator is authorized, subject to limitations under Applicable Law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, acquisition rights for Shares, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Administrator. The Administrator shall determine the terms and conditions of such Awards.

Section 10. Minimum Vesting. Notwithstanding any provisions of this Plan to the contrary and except as provided in this Section 10 or pursuant to Section 11, Awards (other than Replacement Awards) shall not vest in full prior to the one-year anniversary of the applicable grant date; provided, however, that no more than five percent (5%) of the Shares available for issuance under the Plan may be granted subject to Awards with such other vesting requirements, if any, as the Administrator may establish in its sole discretion (which number of Shares shall not include any Shares subject to Awards granted pursuant to Section 8).

Section 11. Effect of Termination of Service, Change in Control or Structural Change on Awards.

(a)                        The Administrator may provide, by rule or regulation or in any Award Document, or may determine in any individual case, the circumstances in which,

and the extent to which, an Award may be exercised, settled, vested, paid or forfeited in the event of a Participant’s Termination of Service prior to the vesting, exercise or settlement of such Award or the end of a Performance Period.

(b)                        In the event of a Change in Control, to the extent not inconsistent with the provisions of Section 11(a) above or the applicable Award Document, the Committee, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such Change in Control, may take any one or more of the following actions whenever the Committee determines that such action is appropriate or desirable in order to prevent the dilution or enlargement of the benefits intended to be made available under the Plan or to facilitate the Change in Control transaction:

(i)            Awards may be continued in effect or converted into an award or right with respect to shares of the successor or surviving corporation (or a parent or subsidiary thereof) (in the case of Options and SARs awarded to a Participant to whom Section 18 applies, in a manner that complies with Sections 424 and 409A of the Code) in accordance with the terms of such Change of Control;

(ii)            Awards may immediately vest and settle and, in the case of Options and SARs, become fully exercisable;

(iii)            Unvested Awards may be cancelled for no consideration;

(iv)            Awards may be terminated or cancelled in exchange for a cash payment (and, for the avoidance of doubt, if as of the date of the Change in Control, the Board determines that no amount would have been realized upon the exercise of the Award or other realization of the Participant’s rights, then the Award may be cancelled by the Company without payment of consideration); and

(v)            Awards may be assumed, exchanged, replaced or continued by the successor or surviving corporation (or a parent or subsidiary thereof) with cash, securities, rights or other property to be paid or issued, as the case may be, by the successor or surviving corporation (or a parent or subsidiary thereof).

For purposes of subsections (i) and (ii) above, no Award shall be treated as “continued or converted” on a basis consistent with the requirements of subsection (i) or (ii), as applicable, unless the shares underlying such award after such continuation or conversion consists of securities of a class that is widely held and publicly traded on a U.S. or other internationally recognized securities exchange.

Under any of subsections (i) through (iv) above, appropriate adjustments will be made with respect to the number and type of securities (or other consideration) of the successor or surviving corporation (or a parent or subsidiary thereof), subject to any replacement awards, the terms and conditions of the replacement awards (including, without limitation, any applicable performance targets or criteria with respect thereto) and the grant, exercise or purchase price per share for the replacement awards.

(c)                        Adjustment Due to a Structural Change. In the event of a Structural Change, Awards shall be exchanged or converted into awards to acquire shares of the Company (if it is the surviving corporation) or the successor company in accordance with the applicable exchange ratio, and the Exercise Price and quantity of shares underlying the Awards shall be adjusted in accordance with the terms of the Structural Change. The adjustments required shall be determined in good faith solely by the Board in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available in respect of the Awards, and shall be subject to the receipt of any approval required, including any tax ruling, if necessary.

Section 12. General Provisions Applicable to Awards.

(a)                        Awards shall be granted for no cash consideration or for such minimal cash consideration as may be required by Applicable Law.

(b)                        Awards may, in the discretion of the Administrator, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(c)                        Subject to the terms of the Plan and Section 18, payments or transfers to be made by the Company upon the grant, exercise or settlement of an Award may be made in the form of cash, Shares, other Awards, other property, net settlement or any combination thereof, as determined by the Administrator in its discretion, and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Administrator. Such rules and procedures may include provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents in respect of installment or deferred payments.

(d)                        Except as may be permitted by the Board or as specifically provided in an Award Document, (i) no Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or pursuant to Section 12(e) and (ii) during a Participant’s lifetime, each Award, and each right under any Award, shall be exercisable only by the Participant or, if permissible under Applicable Law, by the Participant’s guardian or legal representative. The provisions of this Section 12(d) shall not apply to any Award that has been fully exercised or settled, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

(e)                        A Participant may designate a Beneficiary or change a previous Beneficiary designation at such times prescribed by the Board by using forms and following procedures approved or accepted by the Board for that purpose.

(f)                        All certificates for Shares and/or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Administrator may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock market or exchange upon which such Shares or other securities are then quoted, traded or listed, and any applicable securities laws, and the Administrator may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(g)                        Without limiting the generality of Section 12(h), the Administrator may impose restrictions on any Award with respect to noncompetition, confidentiality and other restrictive covenants, or requirements to comply with minimum share ownership requirements, as it deems necessary or appropriate in its sole discretion.

(h)                        The Administrator may specify in an Award Document that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include a Termination of Service with or without Cause (and, in the case of any Cause that is resulting from an indictment or other non-final determination, the Administrator may provide for such Award to be held in escrow or abeyance until a final resolution of the matters related to such event occurs, at which time the Award shall either be reduced, cancelled or forfeited (as provided in such Award Document) or remain in effect, depending on the outcome), violation of material policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.

(i)                        Rights, payments and benefits under any Award shall be subject to repayment to or recoupment (“clawback”) by the Company in accordance with such policies and procedures as the Committee or Board may adopt from time to time, including policies and procedures to implement Applicable Law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

Section 13. Amendments and Termination.

(a)                        Except to the extent prohibited by Applicable Law and unless otherwise expressly provided in an Award Document or in the Plan, the Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval, if such approval is required by Applicable Law or the rules of the stock market or exchange, if any, on which the Shares are principally quoted or traded or (ii) the consent of the affected Participant, if such action would materially adversely affect the rights of such Participant under any outstanding Award, except to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause the Plan to comply with Applicable Law, stock market or exchange rules and regulations or accounting or tax rules and regulations, or to impose any recoupment provisions on any Awards in accordance with Section 12(i). Notwithstanding anything to the contrary in the Plan, the Board may amend the Plan in such manner as may be necessary to enable the Plan to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local laws, rules and regulations.

(b)                        The Board may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate any Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or Beneficiary of an Award; provided, however, that, subject to Section 4(c) and Section 11(b), no such action shall materially adversely affect the rights of any affected Participant or holder or Beneficiary under any Award theretofore granted under the Plan, except to the extent any such action is made to cause the Plan to comply with Applicable Law, stock market or exchange rules and regulations or accounting or tax rules and regulations, or to impose any recoupment provisions on any Awards in accordance with Section 12(i); provided further that, except as provided in Section 4(c), the Board shall not without the approval of the Company’s shareholders (a) lower the exercise price per Share of an Option or SAR after it is granted or take any other action that would be treated as a repricing of such Award under the rules of the principal stock market or exchange on which the Company’s Shares are quoted or traded, or (b) cancel an Option or SAR when the exercise price per Share exceeds the Fair Market Value in exchange for cash or another Award (other than in connection with a Change in Control).

(c)                        Except as provided in Section 8(b), the Administrator shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of events (including the events described in Section 4(c)) affecting the Company, or the financial statements of the Company, or of changes in Applicable Law, stock market or exchange rules and regulations or accounting or tax rules and regulations, whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(d)                        The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

Section 14. Prohibition on Option and SAR Repricing. Except as provided in Section 4(c), the Board may not, without prior approval of the Company’s shareholders, seek to effect any re-pricing of any previously granted “underwater” Option or SAR by: (i) amending or modifying the terms of the Option or SAR to lower the exercise price; (ii) cancelling the underwater Option or SAR and granting either (A) replacement Options or SARs having a lower exercise price or (B) Restricted Share, RSU, Performance Award or Other Share-Based Award in exchange; or (iii) cancelling or repurchasing the underwater Options or SARs for cash or other securities. An Option or SAR will be deemed to be “underwater” at any time when the Fair Market Value of the Shares covered by such Award is less than the exercise price of the Award.

Section 15. Miscellaneous.

(a)                        No employee, Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, Participants or holders or Beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants under the Plan.

(b)                        The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any Affiliate. Further, the Company or the applicable Affiliate may at any time dismiss a Participant, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Document or in any other agreement binding the parties. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in the applicable Award Document.

(c)                        Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(d)                        Any taxes recognized by a Participant in respect of his or her Awards and/or Shares, including, but not limited to, in respect of the grant of an Award, and/or the vesting, exercise or settlement of the Award, and/or the sale of Shares underlying an Award, shall be borne solely by such Participant and his or her heirs or transferees. Except as provided in Section 15(e) below, neither the Company nor any of its Affiliates shall be required to bear the aforementioned taxes, directly or indirectly, nor shall they be required to gross up such tax in the Participants’ salaries or remuneration.

(e)                        The Company shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other Awards, other property, net settlement or any combination thereof) of applicable withholding taxes due in respect of an Award, its exercise or settlement or any payment or transfer under such Award or under the Plan and to take such other action (including providing for elective payment of such amounts in cash or Shares by the Participant) as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. Without limiting the foregoing, the Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a fair market value not in excess of the maximum statutory amount required to be withheld, or (iii) delivering to the Company already-owned Shares having a fair market value not in excess of the maximum statutory amount required to be withheld. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

(f)                        For avoidance of doubt, it is clarified that the tax treatment of any Award granted under this Plan is not guaranteed and although Awards may be granted under a certain tax route, they may become subject to a different tax route in the future.

(g)                        If any provision of the Plan or any Award Document is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Administrator, such provision shall be construed or deemed amended to conform to Applicable Laws, or if it cannot be so construed or deemed amended without, in the determination of the Administrator, materially altering the intent of the Plan or the Award Document, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award Document shall remain in full force and effect.

(h)                        Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(i)                        No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Board shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(j)                        Awards may be granted to Participants who are non-Israeli nationals or employed or providing services outside Israel, or both, on such terms and conditions different from those applicable to Awards to Participants who are employed or providing services in Israel as may, in the judgment of the Board, be necessary or desirable to recognize differences in local law, tax policy or custom. The Board also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Participants on assignments outside their home country.

Section 16. Effective Date of the Plan. The Plan is effective as of July 2, 2018 (the “Effective Date”).

Section 17. Term of the Plan. No Award shall be granted under the Plan after the earliest to occur of (i) the ten-year anniversary of the Effective Date; provided that to the extent permitted by the listing rules of any stock exchanges on which the Company is listed, such ten-year term may be extended indefinitely so long as the maximum number of Shares available for issuance under the Plan have not been issued, (ii) the maximum number of Shares available for issuance under the Plan have been issued or (iii) the Board terminates the Plan in accordance with Section 13(a). However, unless otherwise expressly provided in the Plan or in an applicable Award Document, any Award theretofore granted may extend beyond such date, and the authority of the Board to amend, alter, adjust, suspend, discontinue or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

Section 18. Section 409A of the Code. With respect to Awards subject to Section 409A of the Code, the Plan is intended to comply with the requirements of Section 409A of the Code, and the provisions of the Plan and any Award Document shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict. If an amount payable under an Award as a result of the Participant’s Termination of Service (other than due to death) occurring while the Participant is a “specified employee” under Section 409A of the Code constitutes a deferral of compensation subject to Section 409A of the Code, then payment of such amount shall not occur until six months and one day after the date of the Participant’s Termination of Service, except as permitted under Section 409A of the Code. If the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if the Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Participant’s right to the dividend equivalents shall be treated separately from the right to other amounts under the Award. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan or any Award Document is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.

Section 19. Data Protection. By participating in the Plan, the Participant consents to the holding and processing of personal information provided by the Participant to the Company or any Affiliate, trustee or third party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to:

(i)       administering and maintaining Participant records;

(ii)       providing information to the Company, Affiliates, trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

(iii)       providing information to future purchasers or merger partners of the Company or any Affiliate, or the business in which the Participant works; and

(iv)       transferring information about the Participant to any country or territory that may not provide the same protection for the information as the Participant’s home country.

Section 20. Governing Law. The Plan and each Award Document shall be governed by the laws of the State of Israel. The Company, its Affiliates and each Participant (by acceptance of an Award) irrevocably submit, in respect of any suit, action or proceeding related to the implementation or enforcement of the Plan, to the exclusive jurisdiction of the competent courts in Tel-Aviv-Jaffe.

Section 21. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

(a)                        “Affiliate” means (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company, directly or indirectly, has a significant equity interest, in each case as determined by the Committee and (iii) any other entity which the Committee determines should be treated as an “Affiliate.”

(b)                        “Applicable Law” means the legal requirements applicable to the administration of equity incentive plans, any applicable laws, rules and regulations of any country or jurisdiction where Awards are granted under the Plan or in which Participants pay are subject to taxation, as such laws, rules, regulations and requirements shall be in place from time to time, and any applicable stock exchange rules or regulations.

(c)                        “Award” means any Option, SAR, Restricted Share, RSU, Performance Award or Other Share-Based Award granted under the Plan.

(d)                        “Award Document” means any agreement, contract or other instrument or document, which may be in electronic format, evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.

(e)                        “Beneficiary” means a person entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of the Participant’s death. If no such person is named by a Participant, or if no Beneficiary designated by the Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at the Participant’s death, such Participant’s Beneficiary shall be such Participant’s estate.

(f)                        “Board” means the board of directors of the Company.

(g)                        “Cause” means, with respect to any Participant, “cause” as defined in such Participant’s employment agreement with the Company, if any, or if not so defined, except as otherwise provided in such Participant’s Award Document, such Participant’s:

(i)       indictment for any crime (A) constituting a felony, or (B) that has, or could reasonably be expected to result in, an adverse impact on the performance of a Participant’s duties to the Company or any of its subsidiaries, or otherwise has, or could reasonably be expected to result in, an adverse impact to the business or reputation of the Company or any of its subsidiaries;

(ii)        having been the subject of any order, judicial or administrative, obtained or issued by the Securities and Exchange Commission for any securities violation involving fraud, including, for example, any such order consented to by the Participant in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied;

(iii)       conduct, in connection with his or her employment or service, which is not taken in good faith and has, or could reasonably be expected to result in, material injury to the business or reputation of the Company or any of its subsidiaries;

(iv)       willful violation of the Company’s code of conduct or other material policies set forth in the manuals or statements of policy of the Company or any of its subsidiaries;

(v)       willful neglect in the performance of a Participant’s duties for the Company or any of its subsidiaries or willful or repeated failure or refusal to perform such duties;

(vi)       material breach of any applicable employment agreement or other agreement with the Company; or

(vii)       conduct, in connection with his or her employment or service.

The occurrence of any such event described in clauses (ii) through (v) that is susceptible to cure or remedy shall not constitute Cause if such Participant cures or remedies such event within 30 (thirty) days after the Company provides notice to such Participant.

(h)                        “Change in Control” means the occurrence of any one or more of the following events:

(i)       a direct or indirect change in ownership or control of the Company effected through one transaction or a series of related transactions within a 12-month period, whereby any Person other than the Company, directly or indirectly acquires or maintains beneficial ownership of securities of the Company constituting more than 50% of the total combined voting power of the Company’s equity securities outstanding immediately after such acquisition;

(ii)       at any time during a period of 12 consecutive months, individuals who at the beginning of such period constituted the Board cease for any reason to constitute a majority of members of the Board; provided, however, that any new member of the Board whose election or nomination for election was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was so approved, shall be considered as though such individual were a member of the Board at the beginning of the period, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)       the consummation of a merger or consolidation of the Company or any of its subsidiaries with any other corporation or entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or, if applicable, the ultimate parent thereof) at least 50% of the combined voting power and total fair market value of the securities of the Company or such surviving entity or parent outstanding immediately after such merger or consolidation; or

(iv)       the consummation of any sale, lease, exchange or other transfer to any Person (other than an Affiliate of the Company), in one transaction or a series of related transactions within a 12-month period, of all or substantially all of the assets of the Company and its subsidiaries.

Notwithstanding the foregoing or any provision of any Award Document to the contrary, for any Award to which Section 18 applies that provides for accelerated distribution on a Change in Control of amounts that constitute “deferred compensation” (as defined in Section 409A of the Code), if the event that constitutes such Change in Control does not also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets (in either case, as defined in Section 409A of the Code), such amount shall not be distributed on such Change in Control but instead shall vest as of the date of such Change in Control and shall be paid on the scheduled payment date specified in the applicable Award Document, except to the extent that earlier distribution would not result in the Participant who holds such Award incurring any additional tax, penalty, interest or other expense under Section 409A of the Code.

(i)                        “Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Code shall include any successor provision thereto.

(j)                        “Committee” means the Compensation Committee of the Board or such other committee as may be designated by the Board.

(k)                        “Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Exchange Act shall include any successor provision thereto.

(l)                        “Fair Market Value” means (i) with respect to a Share, the closing price of a Share on the date in question (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) on the principal stock market or exchange on which the Shares are quoted or traded, or if Shares are not so quoted or traded, the fair market value of a Share as determined by the Board, and (ii) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Board.

(m)                        “Non-Employee Director” means a member of the Board who is not an employee of the Company or an Affiliate.

(n)                        “Option” means an option representing the right to acquire Shares from the Company, granted in accordance with the provisions of Section 5.

(o)                        “Other Share-Based Award” means an Award granted in accordance with the provisions of Section 9.

(p)                        “Participant” means the recipient of an Award granted under the Plan.

(q)                        “Performance Award” means an Award granted in accordance with the provisions of Section 8.

(r)                        “Performance Period” means the period established by the Administrator at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Administrator with respect to such Award are measured.

(s)                        ''Person'' means a natural person or a partnership, company, association, cooperative, mutual insurance society, foundation or any other body which operates externally as an independent unit or organisation.

(t)                        “Replacement Award” means an Award granted in assumption of, or in substitution for, an outstanding award previously granted by a company or business acquired by the Company or with which the Company, directly or indirectly, combines.

(u)                        “Restricted Share” means any Share granted in accordance with the provisions of Section 7.

(v)                        “RSU” means a contractual right granted in accordance with the provisions of Section 7 that is denominated in Shares. Each RSU represents a right to receive the value of one Share. Awards of RSUs may include the right to receive dividend equivalents.

(w)                        “SAR” means any right granted in accordance with the provisions of Section 6 to receive upon exercise by a Participant or settlement the excess of (i) the Fair Market Value of one Share on the date of exercise or settlement over (ii) the exercise price of the right on the date of grant, or if granted in connection with an Option, on the date of grant of the Option.

(x)                        “Shares” means ordinary shares of the Company.

(y)                        “Structural Change” means any re-domestication of the Company, share flip, creation of a holding company for the Company which will hold substantially all of the Shares of the Company or any other transaction involving the Company in which the Shares of the Company outstanding immediately prior to such transaction continue to represent, or are converted into or exchanged for shares that represent, immediately following such transaction, at least a majority, by voting power, of the share capital of the surviving, acquiring or resulting corporation;

(z)                        “Termination of Service” means:

(i)       in the case of a Participant who is an employee of the Company or an Affiliate, cessation of the employment relationship such that the Participant is no longer an employee of the Company or Subsidiary;

(ii)       in the case of a Participant who is a director of the Board, the date that the Participant ceases to be a member of the Board for any reason; or

(iii)       in the case of a Participant who is a consultant or other advisor, the effective date of the cessation of the performance of services for the Company or an Subsidiary;

provided, however, that in the case of an employee, the transfer of employment from the Company to an Affiliate, from an Affiliate to the Company, from one Affiliate to another Affiliate or, unless the Administrator determines otherwise, the cessation of employee status but the continuation of the performance of services for the Company or an Affiliate as a member of the Board or a consultant or other advisor shall not be deemed a cessation of service that would constitute a Termination of Service; and provided further, that a Termination of Service will be deemed to occur for a Participant employed by an Affiliate when an Affiliate ceases to be an Affiliate, unless such Participant’s employment continues with the Company or another Affiliate.

ENTERA BIO LTD.

2018 EQUITY INCENTIVE PLAN

ISRAELI SUB PLAN

1.	GENERAL

1.1	This sub-plan (the “Sub-plan”) shall apply only to Participants who are residents of the State of Israel upon the date of grant of the Award, as defined below in Section 2, or who are deemed Israeli tax residents (collectively, “Israeli Participants”). The provisions specified hereunder shall form an integral part of the Entera Bio Ltd. 2018 Equity Incentive Plan (hereinafter the “Plan”).

1.2	This Sub-plan is adopted pursuant to Sections Section 3(a) and Section 13(a) of the Plan and is to be read as a continuation of the Plan and modifies Awards granted to Israeli Participants only to the extent necessary to comply with the requirements set by the Israeli law in general, and in particular, with the provisions of the Israeli Income Tax Ordinance [New Version] 1961, as may be amended or replaced from time to time. This Sub-plan does not add to or modify the Plan in respect of any other category of Participants.

1.3	The Plan and this Sub-plan are complimentary to each other and shall be deemed as one. In the event of any conflict, whether explicit or implied, between the provisions of this Sub-plan and the Plan, the provisions set out in the Sub-plan shall prevail.

1.4	Any capitalized term not specifically defined in this Sub-plan shall be construed according to the interpretation given to it in the Plan.

1.5	This Sub-plan does not apply to any Award which is settled in cash.

2.	DEFINITIONS

2.1	“102 Award” means any Award, provided it is settled in Shares, granted to an Approved Israeli Participant pursuant to Section 102 of the Ordinance.

2.2	“Approved Israeli Participant” means an Israeli Participant who is an employee, director or an officer of the Company or any an Israeli resident Affiliate, excluding any Controlling Share Holder of the Company.

2.3	“Capital Gain Award” or “CGA” means a Trustee 102 Award elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) and Section 102(b)(3) of the Ordinance.

2.4	“Controlling Share Holder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

2.5	“ITA” means the Israeli Tax Authority.

2.6	“Israeli Award Agreement” means the Award Agreement between the Company and an Israeli Participant that sets out the terms and conditions of an Award.

2.7	“Non-Trustee 102 Award” means a 102 Award granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

2.8	“Ordinary Income Award” or “OIA” means a Trustee 102 Award elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

2.9	“Ordinance” means the Israeli Income Tax Ordinance [New Version] – 1961, as now in effect or as hereafter amended.

2.10	“Section 102” means Section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.

2.11	“Tax” means any applicable tax and other compulsory payments such as social security and health tax contributions under any Applicable Law.

2.12	“Trustee” means any person or entity appointed by the Company or the Subsidiary to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance, as may be replaced from time to time.

2.13	"Trustee 102 Award” means a 102 Award granted to an Approved Israeli Participant pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of an Approved Israeli Participant.

2.14	"Unapproved Israeli Participant” means an Israeli Participant who is not an Approved Israeli Participant, including a consultant or a Controlling Share Holder of the Company.

3.	ISSUANCE OF AWARDS

3.1	The persons eligible for participation in the Plan as Israeli Participants shall include Approved Israeli Participants and Unapproved Israeli Participants, provided, however, that only Approved Israeli Participants may be granted 102 Awards.

3.2	The Company may designate Awards granted to Approved Israeli Participants pursuant to Section 102 as Trustee 102 Awards or Non-Trustee 102 Awards.

3.3	The grant of Trustee 102 Awards shall be made under this Sub-plan and shall not be made until 30 days from the date the Plan has been submitted for approval by the ITA and shall be conditioned upon the approval of the Plan and this Sub-plan by the ITA.

3.4	Trustee 102 Awards may either be classified as Capital Gain Awards (CGAs) or Ordinary Income Awards (OIAs).

3.5	No Trustee 102 Award may be granted under this Sub-plan to any Approved Israeli Participant, unless and until the Company has filed with the ITA its election regarding the type of Trustee 102 Awards, whether CGAs or OIAs, that will be granted under the Plan and this Sub-plan (the “Election”). Such Election shall become effective beginning the first date of grant of a Trustee 102 Award under this Sub-plan and shall remain in effect at least until the end of the year following the year during which the Company first granted Trustee 102 Awards. The Election shall obligate the Company to grant only the type of Trustee 102 Award it has elected, and shall apply to all Israeli Participants who are granted Trustee 102 Awards during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, the Election shall not prevent the Company from granting Non-Trustee 102 Awards simultaneously.

3.6	All Trustee 102 Awards must be held in trust by, or subject to the approval of the ITA, under the control or supervision of a Trustee, as described in Section 4 below.

3.7	The designation of Non-Trustee 102 Awards and Trustee 102 Awards shall be subject to the terms and conditions set forth in Section 102.

3.8	Awards granted to Unapproved Israeli Participants shall be subject to tax according to the provisions of the Ordinance and shall not be subject to the Trustee arrangement detailed herein.

4.	TRUSTEE

4.1	Trustee 102 Awards which shall be granted under this Sub-plan and/or any Shares allocated or issued upon grant, vesting or exercise of a Trustee 102 Award and/or other Shares received following any realization of rights under the Plan, shall be allocated or issued to the Trustee or controlled by the Trustee, for the benefit of the Approved Israeli Participants, in accordance with the provisions of Section 102. In the event that the requirements for Trustee 102 Awards are not met, the Trustee 102 Awards may be regarded as Non-Trustee 102 Awards or as Awards which are not subject to Section 102, all in accordance with the provisions of Section 102.

4.2	With respect to any Trustee 102 Award, subject to the provisions of Section 102, an Approved Israeli Participant shall not sell or release from trust any Shares received upon the grant, vesting or exercise of a Trustee 102 Award and/or any Shares received following any realization of rights, including, without limitation, stock dividends, under the Plan at least until the lapse of the period of time required under Section 102 or any shorter period of time determined by the ITA (the “Holding Period”). Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 shall apply to and shall be borne by such Approved Israeli Participant.

4.3	Notwithstanding anything to the contrary, the Trustee shall not release or sell any Shares allocated or issued upon grant, vesting or exercise of a Trustee 102 Award unless the Company, its Israeli Subsidiary and the Trustee are satisfied that the full amounts of Tax due have been paid or will be paid.

4.4	Upon receipt of any Trustee 102 Award, the Approved Israeli Participant will consent to the grant of the Award under Section 102 and undertake to comply with the terms of Section 102 and the trust arrangement between the Company and the Trustee.

5.	THE AWARDS

The terms and conditions upon which the Awards shall be issued and exercised or vest, shall be specified in the Israeli Award Agreement to be executed pursuant to the Plan and to this Sub-plan. Each Israeli Award Agreement shall state, inter alia, the number of Shares to which the Award relates, the type of Award granted thereunder (i.e., a CGA, OIA or Non-Trustee 102 Award or any Award granted to Unapproved Israeli Participant), and any applicable vesting provisions and exercise price that may be payable. For the avoidance of doubt it is clarified that there is no obligation for uniformity of treatment of Israeli Participants and that the terms and conditions of Awards need not be the same with respect to each Israeli Participant (whether or not such Israeli Participants are similarly situated).

6.	EXERCISE AND VESTING OF AWARDS

The grant, vesting and exercise of Awards granted to Israeli Participants shall be subject to the terms and conditions and, with respect to exercise, the method, as may be determined by the Company (including the provisions of the Plan) and, when applicable, by the Trustee, in accordance with the requirements of Section 102.

7.	ASSIGNABILITY, DESIGNATION AND SALE OF AWARDS

7.1.	Notwithstanding any other provision of the Plan (including sections 5(e) and 6(a)(iv) of the Plan), no Award or any right with respect thereto, or purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral, or any right with respect to any Award given to any third party whatsoever, and during the lifetime of the Israeli Participant, each and all of such Israeli Participant’s rights with respect to an Award shall belong only to the Israeli Participant. Any such action made directly or indirectly, for an immediate or future validation, shall be void.

7.2	As long as Awards or Shares issued or purchased hereunder are held by the Trustee on behalf of the Israeli Participant, all rights of the Israeli Participant over the Shares cannot be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

8.	INTEGRATION OF SECTION 102 AND TAX ASSESSING OFFICER’S APPROVAL

8.1.	With regard to Trustee 102 Awards, the provisions of the Plan and/or the Sub-plan and/or the Israeli Award Agreement shall be subject to the provisions of Section 102 and any approval issued by the ITA and the said provisions shall be deemed an integral part of the Plan, the Sub-plan and the Israeli Award Agreement.

8.2.	Any provision of Section 102 and/or said approval issued by the ITA which must be complied with in order to receive and/or to maintain any tax Award pursuant to Section 102, which is not expressly specified in the Plan, the Sub-plan or the Israeli Award Agreement, shall be considered binding upon the Company, any Israeli Subsidiary and the Israeli Participants.

9.	TAX CONSEQUENCES

9.1	Any tax consequences arising from the grant, exercise, vesting or sale of any Award, from the payment for or sale of Shares covered thereby or from any other event or act (of the Company, and/or its Subsidiaries, and the Trustee or the Israeli Participant), hereunder, shall be borne solely by the Israeli Participant. The

Company and/or its Subsidiaries, and/or the Trustee shall withhold Tax according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Israeli Participant agrees to indemnify the Company and/or its Subsidiaries and/or the Trustee and hold them harmless against and from any and all liability for any such Tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such Tax from any payment made to the Israeli Participant.

9.2	The Company and/or, when applicable, the Trustee shall not be required to release any Award or Shares to an Israeli Participant until all required Tax payments have been fully made.

9.3	Approved Awards that do not comply with the requirements of Section 102 shall be considered Non-Approved 102 Awards or Awards subject to tax under Section 3(i) or 2 of the Ordinance.

9.4	With respect to Non-Trustee 102 Awards, if the Israeli Participant ceases to be employed by the Company or any Subsidiary, or otherwise if so requested by the Company or the Subsidiary, the Israeli Participant shall extend to the Company and/or the Subsidiary a security or guarantee for the payment of Tax due at the time of sale of Shares, in accordance with the provisions of Section 102.

9.5	For avoidance of doubt, it is clarified that the tax treatment of any Award granted under this Sub-plan is not guaranteed and, although Awards may be granted under a certain tax route, they may become subject to a different tax route in the future.

10.	ONE TIME AWARD

The Awards and underlying Shares are extraordinary, one-time awards granted to the Participants, and are not and shall not be deemed a salary component for any purpose whatsoever, including in connection with calculating severance compensation under Applicable Law, nor shall receipt of an award entitle a Participant to any future Awards.